Myrmikan Gold Fund, LLC

713 Silvermine Road

New Canaan, Connecticut 06840

October 24, 2025

Rise Gold Corp.

345 Crown Point Circle, Suite 600

Grass Valley, California 95945

Re:	Amended and Restated Warrant Standstill Agreement (the “Agreement”)

To:	Rise Gold Corp. (the “Company”)

In connection with the issuance by the Company on this date of an additional 3,245,171 common stock purchase warrants to Myrmikan Gold Fund, LLC (“Myrmikan”), this letter confirms the understanding and agreement of Myrmikan and the Company regarding the following matters:

1.	While this Agreement remains in effect, Myrmikan will not exercise and the Company will not facilitate the exercise of (a) any of the warrants received by Myrmikan from the Company on this date, or (b) any of the other warrants of the Company held by Myrmikan as of this date, including, for greater clarity, the following warrants (collectively, the “Warrants”):

Certificate Number    Number of Warrants    Expiry Date    Current Exercise Price

251024-W07              1,000,000                     10-24-28        US$0.45

250508-W11 3,245,171 5-8-28 US$0.15

241010-DW10.01 2,882,514 10-10-28 US$0.1735

240409-W01.01 1,350,000 4-9-27 US$0.158

231207-W02.20 140,000 12-7-25 US$0.26

231107-W01.01 750,000 11-7-25 US$0.26

2.	This Agreement will terminate and no longer be in effect upon the first to occur of (a) the date falling 61 days after the date on which Myrmikan gives written notice of termination of the Agreement to the Company by an email transmitted to an officer of the Company, and (b) the date on which all of the Warrants have expired.

3.	This Agreement may be signed in counterparts, and delivery of copies of this Agreement with facsimile signatures will be sufficient to create a valid contract.

If the Company agrees with the foregoing terms and conditions, please indicate its acceptance of this amended and restated Agreement by executing a copy of this letter below and delivering the same to Myrmikan.

Yours very truly,

MYRMIKAN GOLD FUND, LLC
By:
Daniel Oliver Jr., as Manager of Myrmikan Capital, LLC, the Manager of Myrmikan Gold Fund, LLC

This amended and restated Agreement is hereby accepted as of October 24, 2025.

RISE GOLD CORP.
Per:
Joseph Mullin
President and Chief Executive Officer